Exhibit 99.1

NEWS RELEASE

Comstock Reaches Settlement Agreement With Balfour Beatty On Eclipse Condo Litigation

Definitive Settlement Agreement Accelerates Comstock’s Receipt of 2010 Award

RESTON, VA, July 26, 2011 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (the “Company” or “Comstock”) (Nasdaq: CHCI) announced that on July 21, 2011, Comstock Potomac Yard, L.C., (“Comstock Potomac Yard”) a subsidiary of the Company entered into a definitive settlement agreement with Balfour Beatty Construction, LLC, successor in interest to Centex Construction (“Balfour”) with respect to a $11,963,002 judgment previously entered in Comstock Potomac Yard’s favor by the United States District Court for the Eastern District of Virginia, Alexandria Division (the “Judgment”). The definitive settlement agreement fully resolves the Judgment which Balfour had previously appealed to the United States Court of Appeals, 4th Circuit, on March 25, 2010.

Balfour was the general contractor for Comstock Potomac Yard’s Eclipse on Center Park Condominium project (the “Project”) in Arlington, Virginia. The judgment resulted from litigation initiated by Comstock Potomac Yard in September of 2008 against Balfour as a result of delays to the Project. The terms of the settlement are confidential except as disclosed in accordance with applicable securities laws pursuant to a Form 8-K filed with the Securities and Exchange Commission by the Company. Comstock Potomac Yard was represented by Stephen Seeger of Seeger, Faughnan and Mendicino, P.C.

“We are excited about this matter being resolved because of the positive impact to our balance sheet.” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “This settlement, along with other recently announced enhancements to our capital base, positions Comstock to move forward focusing entirely on new opportunities and enhancing shareholder value.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock is a multi-faceted real estate development and services company. Our substantial experience in building a diverse range of products including multi-family, single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a prominent real estate developer and homebuilder in the Washington, DC market. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects, please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Joe Squeri

Chief Financial Officer

703.230.1229